EXHIBIT 10.7
Summary of Senior Vice President, Worldwide Sales, Cash Bonus Arrangement
The following is a summary of the terms of the cash bonus arrangement between Mindspeed Technologies, Inc. (the “Company”) and Gerald J. Hamilton, Senior Vice President, Worldwide Sales. Mr. Hamilton is eligible to receive a cash bonus based on his level of achievement of his weighted goals previously established by the Compensation and Management Development Committee of the Company’s Board of Directors (the “Compensation Committee”), which may include fiscal year revenue, design win execution, budget reduction or other goals.
The Compensation Committee approves the amount of the cash bonus for Mr. Hamilton on a semi-annual basis. If Mr. Hamilton achieves 100% of his overall goals in a given fiscal year, he is eligible to receive a cash bonus in an amount equal to 55% of his base salary for such fiscal year. The Compensation Committee may award Mr. Hamilton a cash bonus in excess of such amount in the event that he achieves greater than 100% of his overall goals. The cash bonus arrangement between the Company and Mr. Hamilton does not have a maximum amount or cap.